Exhibit 5

RADIOSHACK CORPORATION

Executive Offices    100 Throckmorton St., Ste. 1700, Fort Worth, Texas 76102    Telephone (817) 415-3700

December 12, 2002

RadioShack Corporation
100 Throckmorton St., Suite 1800
Fort Worth, TX 76102

Ladies and Gentlemen:

I am the Senior Vice President, Corporate Secretary and General Counsel of RadioShack Corporation (the “Company”) and have assisted with the filing with the Securities and Exchange Commission (the “Commission”), under the Securities Act of 1933, as amended, (the “Act”) of a Registration Statement on Form S-8 (the “Registration Statement”) for the purpose of registering 2,000,000 shares of common stock, $1.00 par value, of the Company (the “Shares”) all in accordance with the terms of the RadioShack 401(k) Plan and the RadioShack Stock Purchase Plan (collectively the “Plans”). In such capacity, I have examined the Company’s Restated Certificate of Incorporation, as amended, the Bylaws, as amended and restated, of the Company, the Plans, and such other documents of the Company as I have deemed necessary or appropriate for the purposes of the opinion expressed herein.

Based upon the foregoing, in my opinion the Shares, when issued by the Company and fully paid for in accordance with the provisions of the Plans and any agreement applicable to such Shares (with the consideration received by the Company, being not less than the par value thereof), will be validly issued, fully paid and non-assessable.

I consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of my name wherever appearing in the Registration Statement and any amendment thereto.

Very truly yours,

/s/    Mark C. Hill

Mark C. Hill
Senior Vice President, Corporate Secretary and
General Counsel